Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Reports First Quarter Profits of $1.0 Million, or $0.16 Per Diluted Share

ANCHORAGE, Alaska - April 27, 2020 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported net income of $1.03 million, or $0.16 per diluted share, in the first quarter of 2020, compared to $4.58 million, or $0.69 per diluted share, in the fourth quarter of 2019, and $4.31 million, or $0.62 per diluted share, in the first quarter a year ago.

“Our first quarter was highlighted by both higher production in the mortgage banking division and loan and deposit growth in the community banking segment. While our asset quality metrics at quarter end remain strong, we are being active in our approach to the COVID-19 pandemic and the sharp decline in oil prices during the quarter and their anticipated future impact on the Alaska economy. Consequently, we booked a $2.1 million loan loss provision in the first quarter, which is significantly higher than the provisions booked for the last several quarters,” said Joe Schierhorn, President and CEO.

“Northrim has implemented several new support efforts to assist our customers, employees and our communities with their financial needs during this challenging time,” continued Schierhorn. “Early in March we established an incident response team comprised of executive and senior managers who are directing operations during the COVID-19 pandemic to protect the safety of customers and employees. We began limiting lobby access at branches to help reduce the spread of COVID-19 following CDC guidelines. Nearly 75% of our workforce are able to work remotely, and all branch activity has been business as usual from an operational standpoint. Our loan officers reached out to borrowers that have been affected by declining economic activity, offering assistance with payment deferrals and interest only payment options for those in need.”

“We have seen a significant number of applications since implementing the Paycheck Protection Program ("PPP") offered through the Small Business Administration (SBA) in early April,” said Jed Ballard, Chief Financial Officer. “We have offered access to the program to both existing customers and new customers. Additionally, we are actively monitoring business lines-of-credit usage daily, and have not seen significant changes in those balances. We will continue to assist businesses in Alaska as we navigate through this unprecedented time.”

COVID-19 Issues:

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Industry Exposure: Northrim has identified various industries that may be adversely impacted by the COVID-19 pandemic and a significant decline in oil prices. Though the industries affected may change through the progression of the pandemic, the following sectors, with Northrim Bank's exposure as a percent of the total loan portfolio as of March 31, 2020, are being impacted: Tourism (6%), Oil and Gas (8%), Aviation (non-tourism) (5%), Healthcare (4%), Accommodations (3%), Retail (2%) and Restaurants (2%).

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•
Loan Accommodations: The Company has implemented several forms of assistance to help our customers in the event that they experience financial hardship as a result of COVID-19 in addition to our participation in PPP lending. These accommodations include interest only and deferral options on loan payments, as well as the waiver of various fees related to loans, deposits and other services. As of March 31, 2020, the Company has not made a material number of loan accommodations and only began to see requests for changes near the end of the quarter. The SBA PPP loan program has provided some relief on requests to modify loans.

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Loan Loss Reserve: Although several of the Company’s asset quality metrics improved over the quarter, management determined it is appropriate to increase its loan loss reserves through the addition of $2.1 million in loan loss provisions for the quarter ended March 31, 2020. This compares to a benefit to the provision for loan losses of $150,000 during the previous quarter and a $750,000 provision for loan losses in the first quarter a year ago. The increased provision includes coverage for net loan charge-offs of $131,000 during the first quarter of 2020, as well as provisions taken due to the growth in the loan portfolio, an increase in specific impairment related to one relationship, and changes in risks and a slowing Alaska economy.

•
IT Changes: To protect the well-being of our staff and customers, Northrim has dedicated resources for a majority of employees to work from home. To facilitate the move, we allocated excess computers and VOIP system phones to staff resulting in no significant increase in data processing expenses.

•	Growth and Paycheck Protection Program:

◦
Northrim’s asset base increased during the quarter ended March 31, 2020, due primarily to normal loan growth, much of which related to the funding of loans that were in the pipeline as of December 31, 2019.

◦
Through April 16, 2020 when all of the funds allocated to the PPP through the Coronavirus Aid, Relief, and Economic Security Act were spoken for, the Company received SBA approval to originate approximately 1,300 loans totaling $309 million in PPP loans, and we have approximately 1,100 loans totaling $89 million in the PPP pipeline.

◦	The Company has been approved for, and intends to utilize the Federal Reserve Bank's newly created Paycheck Protection Program Liquidity Facility to fund PPP loans.

•
Capital Management: At March 31, 2020, the Company’s tangible common equity to tangible assets* ratio was 10.84% and the Bank’s capital was well in excess of all regulatory requirements. As of March 31, 2020, the Company had suspended its previously announced stock repurchasing activity.

First Quarter 2020 Highlights:

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Total revenue, which includes net interest income plus other operating income, decreased 5% to $22.1 million during the first quarter of 2020, compared to $23.3 million in the first quarter a year ago, and decreased 15% compared to $26.1 million in the preceding quarter.

•	Net interest income in the first quarter of 2020 was $15.7 million, down from $15.8 million in the first quarter a year ago, and $16.4 million in the preceding quarter.

•
Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.37% in the first quarter of 2020, a 52-basis point contraction compared to the first quarter a year ago, and a 15-basis point contraction compared to the preceding quarter.

•	Net loans increased 10% to $1.06 billion at March 31, 2020, compared to $962.1 million a year earlier, and increased 4% compared to $1.02 billion at December 31, 2019.

•	Total deposits increased 14% to $1.40 billion at March 31, 2020, compared to $1.23 billion a year earlier, and increased 2% compared to $1.37 billion at December 31, 2019.

•
The Company repurchased 192,709 shares of its common stock in the first quarter of 2020 at an average price of $32.74, leaving 134,291 shares available under the previously announced repurchase authorization. As of March 31, 2020, the Company had suspended all stock repurchasing activity.

•
The Company's wholly owned subsidiary, Residential Mortgage, LLC, had higher production during the quarter ended March 31, 2020 as compared to the same period in 2019, however the pricing on the secondary market declined significantly at the end of the quarter as a result of the over supply of mortgages for sale and other factors, resulting in lower yields and decreases in the valuation of mortgage loan commitments.

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•
The decrease in interest rates resulted in a decrease of the Bank's mortgage servicing rights by $930 thousand for the quarter ended March 31, 2020, compared to a decrease of $321 thousand for the preceding quarter and $674 thousand for the first quarter a year ago.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Total assets	$1,691,262	$1,643,996	$1,616,631	$1,552,770	$1,520,051
Total portfolio loans	$1,081,873	$1,043,371	$1,036,547	$1,015,704	$982,341
Average portfolio loans	$1,059,023	$1,027,728	$1,020,186	$1,003,019	$988,920
Total deposits	$1,395,492	$1,372,351	$1,351,029	$1,288,178	$1,228,018
Average deposits	$1,359,206	$1,361,786	$1,307,795	$1,239,354	$1,194,512
Total shareholders' equity	$197,723	$207,117	$204,039	$206,338	$208,838
Net income	$1,033	$4,580	$7,538	$4,261	$4,312
Diluted earnings per share	$0.16	$0.69	$1.11	$0.62	$0.62
Return on average assets	0.25%	1.11%	1.90%	1.12%	1.18%
Return on average shareholders' equity	2.00%	8.74%	14.45%	8.13%	8.36%
NIM	4.32%	4.48%	4.60%	4.71%	4.83%
NIMTE*	4.37%	4.52%	4.65%	4.77%	4.89%
Efficiency ratio	84.87%	78.79%	72.01%	77.58%	73.23%
Total shareholders' equity/total assets	11.69%	12.60%	12.62%	13.29%	13.74%
Tangible common equity/tangible assets*	10.84%	11.73%	11.74%	12.38%	12.81%
Book value per share	$31.06	$31.58	$31.20	$30.66	$30.36
Tangible book value per share*	$28.53	$29.12	$28.74	$28.27	$28.01
Dividends per share	$0.34	$0.33	$0.33	$0.30	$0.30

* References to NIMTE, tangible book value per share, tangible common equity and tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 10.)

The Alaska economy continued positive improvements throughout 2019 and into the beginning of 2020. The most recent macro-economic indicators show a healthy economy that was growing and adding jobs. However, a new paradigm arose from the COVID-19 virus that is expected to bring an end to positive growth. National and local economies have been significantly altered from government rules implemented to help slow the spread of the virus around the country. These impacts have only begun to take effect in the first quarter of the year.

The State Department of Labor reported growth of 1,300 jobs in February of 2020 compared to February of 2019. This is an increase of 0.4% year-over-year. October of 2018 was the first month of year-over-year increase in employment since September of 2015. After 37 months of year-over-year declines, Alaska had 14 consecutive months of year-over-year job increases prior to the impacts from COVID-19.

Oil and Gas led the February 2020 year-over-year growth with a positive 500 jobs for a 5% growth rate. Health Care also grew by 500 jobs over the prior year, which is an increase of 1.3% for the larger direct employment sector. The Construction industry has grown by 400 jobs or 2.9% during the same 12 month period. Tourism helped boost Leisure & Hospitality employment by 300 jobs or 1%.

The largest decline was 500 government jobs. State jobs decreased by 400, local government jobs declined by 200, while federal government jobs grew by 100. This was primarily a response to state budget cuts. The other two major sectors to shrink were Manufacturing (primarily seafood processing) down 300 jobs or -2.5% and Information Services down 200 jobs or -3.7%.

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Alaska’s seasonally adjusted gross state product (“GSP”) was $55.4 billion in the third quarter of 2019, according to the U.S. Bureau of Economic Analysis (“BEA”) in a report released on January 10, 2020. Alaska’s GSP increased 1.8% annualized in the first quarter of 2019, 4.1% in the second quarter, and 2.4% in the third quarter. Alaska’s real GSP increased by 0.7% in 2018.

Alaska’s personal income grew 3.7% in 2019 according to a report by the BEA. Total income from all sources in Alaska grew from $43.8 billion in 2018 to $45.4 billion in 2019. The increase in 2019 was mostly driven by an improvement in wages. Personal income from wages rose $1.03 billion, government transfer receipts were up $406 million and dividends, interest and rents increased by $177 million in 2019.

“The strong gains in gross state product and personal income have primarily been a result of billions of dollars in investment by the oil and gas sector and record years in tourism,” stated Mark Edwards, EVP Chief Credit Officer and Bank Economist. “Job growth has been positive for over a year after three years of a mild recession. Unfortunately, with the economic issues resulting from the COVID-19 virus we expect these improvements to end. A decline in tourist numbers and significantly lower oil prices are expected to change this growth pattern. This is further evidenced by the spike in weekly initial unemployment claims in Alaska to 14,600 the week of March 28, 2020 and 12,007 the week of April 4, 2020. For the prior year period ending March 30, 2019 the initial unemployment insurance claims were 891 and the week of April 6, 2019 they were 992.” Mr. Edwards added. Additionally, ConocoPhillips has announced that they will be reducing capital spending in Alaska by roughly $400 million, or 25%, in 2020 as compared to their previous plans.

Average monthly Alaska North Slope (“ANS”) crude oil prices ranged between approximately $60 and $80 in 2018 and 2019. This helped increase industry investment and employment after a difficult period of prices averaging between approximately $30 and $60 from 2015 to 2017. However, in the first quarter of 2020 prices began to fall rapidly in response to lower demand from COVID-19 quarantining and over production in the Middle East and Russia. In January of 2020, ANS prices averaged $65.48 and fell to $54.48 in February. The March monthly average was only $33.21. The ANS spot price at the end of the quarter March 31, 2020 was $23.18.

Alaska’s crude oil production averaged 511,800 barrels per day (“bpd”) in fiscal year (“FY”) 2019. This was a decrease of 4.2% compared to the previous year end. Total output declined 1.2% to 534,000 bpd in FY 2018. The State Department of Revenue forecasted production on the North Slope to decline 0.6% in FY 2020, though this forecast was made prior to COVID-19 impacts.

Alaska’s home mortgage delinquency and foreclosure levels continue to be better than most of the nation. According to the Mortgage Bankers Association, Alaska’s foreclosure rate was 0.63% at the end of 2019. The comparable national average rate was 0.78% at the end of the year. The national survey reported that the percentage of mortgage loans more than 30 days delinquent in Alaska was 2.85% at the end of 2019, compared to 4.07% for the entire country.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the first quarter of 2020, Northrim generated a return on average assets ("ROAA") of 0.25% and a return on average equity ("ROAE") of 2.00%, compared to 1.11% and 8.74%, respectively, in the fourth quarter of 2019 and 1.18% and 8.36%, respectively, in the first quarter a year ago.

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Net Interest Income/Net Interest Margin

Net interest income was $15.7 million in the first quarter of 2020 compared to $15.8 million in the first quarter of 2019 and $16.4 million in the fourth quarter of 2019. Interest income benefited from the growth in the loan portfolio which was more than offset by lower interest rates compared to both the fourth quarter of 2019 and the first quarter of 2019. The increased cost of interest-bearing deposits in the first quarter of 2020 compared to the first quarter of 2019 also contributed to the decline in net interest income.

NIMTE* was 4.37% in the first quarter of 2020 compared to 4.52% in the preceding quarter and 4.89% in the first quarter a year ago. “The decline in our NIMTE* compared to the prior quarter was primarily due to the swift reduction in short term interest rates during the quarter and the resulting effect on yields in the loan and investment portfolios,” said Ballard. “We anticipate further margin compression during future quarters as the sharp decline in interest rates did not occur until mid-March 2020, and the full effect of the lower interest rate environment has not yet been realized.” Northrim’s NIMTE* continues to remain above the peer average posted by the SNL Small Cap U.S. Bank Index with total market capitalization between $250 million and $1 billion as of December 31, 20191.

The yield on interest earning assets in the first quarter of 2020 was 4.82%, down 15 basis points from the fourth quarter of 2019 and down 41 basis points compared to the first quarter a year ago. The cost of funds was 70 basis points in the first quarter of 2020, which was unchanged compared to the preceding quarter and up 17 basis points compared to the first quarter a year ago.

Provision for Loan Losses

Northrim recorded a provision for loan losses of $2.1 million in the first quarter of 2020. This compares to a benefit for loan losses of $150,000 in the fourth quarter of 2019 and a provision for loan losses of $750,000 in the first quarter a year ago. “We recorded a $2.1 million provision for loan losses during the quarter as a result of growth in the loan portfolio, an increase in specific impairment related to one relationship, and an increase in management's assessment of increased risks associated with our loan portfolio from the COVID-19 pandemic, the reduction in oil prices and a slowing Alaska economy,” said Ballard.

Nonperforming loans, net of government guarantees, improved during the quarter to $13.4 million at March 31, 2020, compared to $14.0 million at December 31, 2019, and $18.5 million at March 31, 2019. The allowance for loan losses was 157% of nonperforming loans, net of government guarantees at March 31, 2020.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $6.4 million, or 29% of total first quarter 2020 revenues, as compared to $9.7 million, or 37% of revenues in the fourth quarter of 2019, and $7.5 million, or 32% of revenues in the first quarter of 2019. The primary drivers of changes in other operating income are variability in the mortgage market, which is seasonal and cyclical, and losses from the fair value changes of marketable equity securities. The fair value mark-to-market of the marketable equity securities portfolio decreased other income by $871,000 in the first quarter of 2020, compared to a $129,000 increase in the fourth quarter of 2019 and a $534,000 increase in the first quarter of 2019. There was no interest rate swap income in the first quarter of 2020 or the first quarter of 2019. This compares to $230,000 in interest rate swap income in the fourth quarter of 2019 on the execution of interest rate swaps related to the Company's commercial lending operations.

1As of December 31, 2019, the SNL Small Cap US Bank Index tracked 132 banks with total common market capitalization between $250 million to $1B with an average for NIMTE* of 3.44%.

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Other Operating Expenses

Operating expenses were $18.8 million in the first quarter of 2020, compared to $20.6 million in the fourth quarter of 2019, and $17.1 million in the first quarter of 2019. Factors impacting other operating expenses include costs associated with branch expansion over the last year and higher insurance expense from the prior quarter, as the Bank received an insurance credit during of the fourth quarter of 2019.

Income Tax Provision

For the first quarter of 2020, Northrim recorded $243,000 in state and federal income tax expense for an effective tax rate of 19.0% compared to $1.1 million, or 19.4% in the fourth quarter of 2019 and $1.2 million, or 21.2% in the first quarter a year ago.

Community Banking

“Our Alaska operations continue to provide long-term opportunities in the market,” said Schierhorn. “On March 2, 2020 we opened a loan production office in Kodiak, and we recently received approval from the FDIC and the State of Alaska for a new branch in Fairbanks that we plan to open later in the third quarter of this year.” Net interest income in the Community Banking segment totaled $15.3 million in the first quarter of 2020, compared to $16.1 million in the fourth quarter of 2019 and $15.5 million in the first quarter of 2019.

The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Net interest income	$15,261	$16,080	$16,000	$15,633	$15,488
Provision (benefit) for loan losses	2,060	(150)	(2,075)	300	750
Other operating income	1,768	3,347	2,944	3,619	3,235
Compensation expense, net RML acquisition payments	—	468	—	—	—
Other operating expense	13,612	14,765	13,126	14,111	12,518
Income before provision for income taxes	1,357	4,344	7,893	4,841	5,455
Provision for income taxes	266	719	1,550	984	1,155
Net income	$1,091	$3,625	$6,343	$3,857	$4,300
Average diluted shares	6,560,593	6,647,510	6,707,523	6,896,687	6,981,951
Diluted earnings per share	$0.17	$0.55	$0.93	$0.56	$0.62

Home Mortgage Lending

“We had larger production in our mortgage lending division during the first quarter of this year as compared to the prior year due to the low interest rate environment and the refinance activity it created,” said Ballard. “However, we did not generate a profit in our home mortgage lending segment due to both lower pricing of the secondary market hit by a flood of refinance activity, and the net change in fair value of mortgage servicing rights, which decreased mortgage banking income by $930,000 during the first quarter of 2020.”

During the first quarter of 2020, mortgage loan volume totaled $168.2 million, of which 54% was for new home purchases, compared to $181.1 million and 70% of loans funded for new home purchases in the fourth quarter of 2019, and $92.4 million, of which 84% were for new home purchases in the first quarter of 2019.

“Our mortgage servicing business, which was initiated in the fourth quarter of 2015 to service loans for the Alaska Housing Finance Corporation, generated continued growth during the quarter,” added Ballard. As of March 31, 2020,

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Northrim serviced 2,723 loans in its $678.1 million home-mortgage-servicing portfolio, which is a 16% increase from the $586.6 million serviced a year ago. Mortgage servicing revenue contributed $1.3 million to revenues in the first quarter of 2020 compared to $1.7 million in both the fourth quarter of 2019 and in the first quarter of 2019. Total mortgage servicing income fluctuates based on the amount of mortgage servicing rights originated during the period and changes in the fair value of those servicing rights, which is driven by interest rate volatility and fluctuations in estimated prepayment speeds based on published industry metrics. The change in the fair value of mortgage servicing rights was a decrease of $930,000 for the first quarter of 2020, compared to a decrease of $321,000 for the fourth quarter of 2019 and a decrease of $674,000 for the first quarter of 2019.

The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Mortgage commitments	$197,892	$48,796	$86,044	$107,330	$66,319
Mortgage loans funded for sale	$168,224	$181,102	$241,795	$168,953	$92,447
Mortgage loan refinances to total fundings	46%	30%	33%	18%	16%
Mortgage loans serviced for others	$678,096	$659,048	$634,059	$598,415	$586,595

Net realized gains on mortgage loans sold	$4,643	$5,215	$6,768	$4,903	$2,927
Change in fair value of mortgage loan commitments, net	(545)	(455)	(535)	655	356
Total production revenue	4,098	4,760	6,233	5,558	3,283
Mortgage servicing revenue	1,327	1,679	1,649	1,119	1,668
Change in fair value of mortgage servicing rights, net[1]	(930)	(321)	(662)	(950)	(674)
Total mortgage servicing revenue, net	397	1,358	987	169	994
Other mortgage banking revenue	170	270	345	223	21
Total mortgage banking income	$4,665	$6,388	$7,565	$5,950	$4,298

Net interest income	$429	$330	$306	$324	$281
Mortgage banking income	4,665	6,388	7,565	5,950	4,298
Other operating expense	5,175	5,382	6,198	5,708	4,562
Income (loss) before provision for income taxes	(81)	1,336	1,673	566	17
Provision (benefit) for income taxes	(23)	381	478	162	5
Net income	($58)	$955	$1,195	$404	$12

Average diluted shares	6,560,593	6,647,510	6,707,523	6,896,687	6,981,951
Diluted earnings per share	($0.01)	$0.14	$0.18	$0.06	$—
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates, net of collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets increased to $1.69 billion at March 31, 2020, up 3% from the preceding quarter and up 11% from a year ago. Northrim’s loan-to-deposit ratio was 78% at March 31, 2020, up from 76% at December 31, 2019 and down from 80% at March 31, 2019.

Average interest-earning assets were $1.46 billion in the first quarter of 2020, up modestly from $1.45 billion in the fourth quarter of 2019 and up 10% from $1.32 billion in the first quarter a year ago. The average yield on interest-earning assets was 4.82% in the first quarter of 2020, down from 4.97% in the preceding quarter and 5.23% in the first quarter a year ago.

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Average investment securities increased modestly to $284.1 million in the first quarter of 2020, compared to $279.8 million in the fourth quarter of 2019 and $280.4 million in the first quarter a year ago. The average net tax equivalent yield on the securities portfolio was 2.59% for the first quarter of 2020, down from 2.65% in both the preceding quarter and the year ago quarter. The average estimated duration of the investment portfolio at March 31, 2020 was 2.1 years.

“The loan pipeline was strong during the first quarter, especially for C&I loans, as we expanded new customer relationships, however; production started to slow near the end of March, as companies paused their expansion efforts and placed projects on hold as a result of the uncertainty around the COVID-19 pandemic and a drop in oil prices,” said Ballard. At March 31, 2020, commercial loans remained at 40% of total loans, while commercial real estate decreased slightly to 46% of total loans and construction loans remained at 10% of total loans, compared to three months earlier. Portfolio loans were $1.08 billion at March 31, 2020, up 4% from the preceding quarter and up 10% from a year ago. Average portfolio loans in the first quarter of 2020 were $1.06 billion, up 3% from the preceding quarter and up 7% from a year ago. Yields on average portfolio loans in the first quarter of 2020 decreased to 5.69% from 5.94% in the fourth quarter of 2019 and decreased compared to 6.04% in the first quarter of 2019.

Alaskans continue to account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. At March 31, 2020, balances in transaction accounts represented 88% of total deposits. Total deposits were $1.40 billion at March 31, 2020, up 2% from $1.37 billion at December 31, 2019, and up 14% from $1.23 billion a year ago. Average interest-bearing deposits were up 2% to $925.9 million with an average cost of 0.64% in the first quarter of 2020, compared to $910.4 million and an average cost of 0.65% in the fourth quarter of 2019, and up 16% compared to $800.5 million and an average cost of 0.48% in the first quarter of 2019.

“Our lenders, retail bankers and commercial cash managers have continued to execute on bringing new deposits relationships to the Bank and these new customers are sharing their experience with their peers, resulting in further new customers for the Bank,” said Michael Martin, the Bank's Chief Operating Officer and General Counsel. “Our suite of deposit products, along with superior customer first service, is proving to be what businesses want from their community bank,” Martin noted.

Shareholders’ equity was $197.7 million, or $31.06 per share, at March 31, 2020, compared to $207.1 million, or $31.58 per share, at December 31, 2019 and $208.8 million, or $30.36 per share, a year ago. Tangible book value per share* was $28.53 at March 31, 2020, compared to $29.12 at December 31, 2019, and $28.01 per share a year ago. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 13.25% at March 31, 2020, compared to 14.38% at December 31, 2019, and 15.60% at March 31, 2019. Investments in share repurchases accounted for a large part of the decline in shareholder equity in the first quarter of 2020 compared to the preceding quarter.

“Due to the recent drop in oil prices and the COVID-19 pandemic, we completed a goodwill impairment analysis at the end of March 2020 for each of the reporting segments, Community Banking and Home Mortgage Lending, and found that at this time there was no change in goodwill," said Ballard. The goodwill carried on the balance sheet was primarily as a result of acquisitions completed in 1999, 2007, and 2014. The Bank has never recorded impairment of its goodwill.

Asset Quality

“We are starting from a strong asset quality position as we enter this new economic cycle,” said Martin. “Several credit quality metrics improved during the first quarter of this year compared to three months earlier, and we were actively communicating with borrowers and offering them solutions, before the PPP loan program was put into place. We remain diligent with stress testing and monitoring the loan portfolio.”

Nonperforming assets ("NPAs") net of government guarantees were $21.4 million at March 31, 2020, compared to $19.9 million at December 31, 2019, and $25.5 million at March 31, 2019. Of the NPAs, $13.1 million, or 61% are nonaccrual loans and purchased receivables related to ten commercial relationships. Two of these relationships, which totaled $7.0 million at the end of the first quarter of 2020, are businesses in the medical industry.

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Net adversely classified loans improved to $17.4 million at March 31, 2020, as compared to $22.3 million at December 31, 2019, and $27.1 million a year ago. Net loan charge offs were $131,000 in the first quarter of 2020, compared to net loan recoveries of $101,000 in the fourth quarter of 2019, and net loan charge offs of $60,000 in the first quarter of 2019. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. As of March 31, 2020, $12.4 million, or 72% of net adversely classified loans are attributable to nine relationships with five loans to commercial businesses, two loans to medical businesses, and two loans to oilfield services commercial businesses.

Performing restructured loans that were not included in nonaccrual loans at March 31, 2020, net of government guarantees were $1.4 million, unchanged from the preceding quarter and down from $3.4 million a year ago. The decrease in the first quarter of 2020 compared to the year ago quarter is primarily due to the repayment of one relationship. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans. As of March 31, 2020, the Company has not made a material number of loan accommodations and only began to see requests for changes near the end of the quarter.

As of March 31, 2020, Northrim had $63.7 million, or 6% of portfolio loans, in the tourism sector, $56.9 million, or 5% of portfolio loans, in the aviation (non-tourism) sector, $45.2 million, or 4% of total loans, in the healthcare sector, $19.5 million, or 2%, in retail loans and $18.0 million, or 2% in the restaurant sector, and $36.4 million, or 3% in the accommodations sector.

Northrim estimates that $86.9 million, or approximately 8% of portfolio loans had direct exposure to the oil and gas industry in Alaska, as of March 31, 2020, and $3.0 million of these loans are adversely classified. As of March 31, 2020, Northrim has an additional $37.9 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 16 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

Northrim BanCorp Earns $1.0 Million, or $0.16 per Diluted Share in 1Q20
April 27, 2020
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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations, and statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic and the related responses of the government are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements, whether concerning the COVID-19 pandemic and the government responses related thereto or otherwise, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: the uncertainties relating to the impact of COVID-19 on the Company's business, operations and employees; the availability and terms of funding from government sources related to COVID-19; our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

https://www.bea.gov/data/gdp/gdp-state

https://www.bea.gov/data/income-saving/personal-income-by-state

http://almis.labor.state.ak.us/

https://labor.alaska.gov/news/2020/news20-07.htm

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

https://tax.alaska.gov/programs/oil/production.aspx

https://www.mba.org/store/products/market-and-research-data/q4-2019-quarterly-mortgage-bankers-performance-report

https://labor.alaska.gov/news/2020/news20-11.htm

https://www.alaskapublic.org/2020/04/17/conocophillips-cuts-spending-in-alaska-by-another-200m-as-oil-prices-sink/

Northrim BanCorp Earns $1.0 Million, or $0.16 per Diluted Share in 1Q20
April 27, 2020
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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,	December 31,	March 31,
	2020	2019	2019
Interest Income:
Interest and fees on loans	$15,359	$15,957	$14,977
Interest on portfolio investments	1,744	1,774	1,758
Interest on deposits in banks	236	331	143
Total interest income	17,339	18,062	16,878
Interest Expense:
Interest expense on deposits	1,484	1,484	938
Interest expense on borrowings	165	168	171
Total interest expense	1,649	1,652	1,109
Net interest income	15,690	16,410	15,769

Provision (benefit) for loan losses	2,060	(150)	750
Net interest income after provision for loan losses	13,630	16,560	15,019

Other Operating Income:
Mortgage banking income	4,665	6,388	4,298
Purchased receivable income	921	916	809
Bankcard fees	643	762	650
Service charges on deposit accounts	362	333	413
Commercial servicing revenue	104	316	122
Gain on sale of securities	98	—	23
Interest rate swap income	—	230	—
Unrealized gain (loss) on marketable equity securities	(871)	129	534
Other income	511	661	684
Total other operating income	6,433	9,735	7,533

Other Operating Expense:
Salaries and other personnel expense	12,256	13,884	11,302
Data processing expense	1,769	1,804	1,679
Occupancy expense	1,657	1,618	1,771
Professional and outside services	608	681	556
Marketing expense	583	764	419
Insurance expense	312	(35)	258
Intangible asset amortization expense	12	15	15
OREO expense, net rental income and gains on sale	(36)	(7)	(320)
Compensation expense, net RML acquisition payments	—	468	—
Other operating expense	1,626	1,423	1,400
Total other operating expense	18,787	20,615	17,080

Income before provision for income taxes	1,276	5,680	5,472
Provision for income taxes	243	1,100	1,160
Net income	$1,033	$4,580	$4,312

Basic EPS	$0.16	$0.70	$0.63
Diluted EPS	$0.16	$0.69	$0.62
Average basic shares	6,467,630	6,552,471	6,879,619
Average diluted shares	6,560,593	6,647,510	6,981,951

Northrim BanCorp Earns $1.0 Million, or $0.16 per Diluted Share in 1Q20
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Balance Sheet
(Dollars in thousands)
(Unaudited)	March 31,	December 31,	March 31,
	2020	2019	2019

Assets:
Cash and due from banks	$31,096	$20,518	$30,266
Interest bearing deposits in other banks	54,714	74,906	48,667
Investment securities available for sale	268,959	276,138	274,441
Marketable equity securities	7,609	7,945	7,798
Investment in Federal Home Loan Bank stock	3,312	2,138	2,071
Loans held for sale	86,258	67,834	30,211
Portfolio loans	1,081,873	1,043,371	982,341
Allowance for loan losses	(21,017)	(19,088)	(20,209)
Net portfolio loans	1,060,856	1,024,283	962,132
Purchased receivables, net	23,670	24,373	21,286
Mortgage servicing rights, at fair value	11,653	11,920	11,254
Other real estate owned, net	7,205	7,043	7,043
Premises and equipment, net	39,293	38,422	38,978
Lease right of use asset	13,757	14,306	15,485
Goodwill and intangible assets	16,082	16,094	16,139
Other assets	66,798	58,076	54,280
Total assets	$1,691,262	$1,643,996	$1,520,051

Liabilities:
Demand deposits	$453,003	$451,896	$417,068
Interest-bearing demand	333,352	320,264	247,630
Savings deposits	228,383	229,918	237,510
Money market deposits	207,418	205,801	204,567
Time deposits	173,336	164,472	121,243
Total deposits	1,395,492	1,372,351	1,228,018
Securities sold under repurchase agreements	—	—	34,621
Other borrowings	36,877	8,891	7,200
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	13,685	14,229	15,358
Other liabilities	37,175	31,098	15,706
Total liabilities	1,493,539	1,436,879	1,311,213

Shareholders' Equity:
Total shareholders' equity	197,723	207,117	208,838
Total liabilities and shareholders' equity	$1,691,262	$1,643,996	$1,520,051

Northrim BanCorp Earns $1.0 Million, or $0.16 per Diluted Share in 1Q20
April 27, 2020
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Investments
	March 31, 2020		December 31, 2019		March 31, 2019
	Balance	% of total	Balance	% of total	Balance	% of total
U.S. Treasury securities	$58,097	21.0%	$57,480	20.2%	$55,037	19.5%
U.S. Agency securities	153,812	55.6%	154,372	54.4%	157,260	55.7%
Corporate securities	30,567	11.1%	35,066	12.3%	40,337	14.3%
Marketable equity securities	7,609	2.8%	7,945	2.8%	7,798	2.8%
Collateralized loan obligations	24,160	8.7%	25,923	9.1%	17,909	6.3%
Alaska municipality, utility, or state bonds	2,323	0.8%	3,297	1.2%	3,748	1.3%
Other municipality, utility, or state bonds	—	—%	—	—%	150	0.1%
Total portfolio investments	$276,568		$284,083		$282,239

Composition of Portfolio Loans
	March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$434,832	40%	$412,690	39%	$398,231	39%	$387,257	38%	$344,164	35%
CRE owner occupied loans	146,453	13%	138,891	13%	127,045	12%	126,991	12%	130,141	13%
CRE nonowner occupied loans	355,753	33%	355,466	34%	377,311	36%	367,703	36%	360,071	37%
Construction loans	109,849	10%	100,626	10%	98,716	9%	97,837	10%	109,404	11%
Consumer loans	39,923	4%	40,783	4%	39,868	4%	40,234	4%	42,861	4%
Subtotal	1,086,810		1,048,456		1,041,171		1,020,022		986,641
Unearned loan fees, net	(4,937)		(5,085)		(4,624)		(4,318)		(4,300)
Total portfolio loans	$1,081,873		$1,043,371		$1,036,547		$1,015,704		$982,341

Composition of Deposits
	March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$453,003	33%	$451,896	33%	$460,327	33%	$435,425	34%	$417,068	34%
Interest-bearing demand	333,352	24%	320,264	23%	292,198	22%	285,664	22%	247,630	20%
Savings deposits	228,383	16%	229,918	17%	228,739	17%	232,190	18%	237,510	19%
Money market deposits	207,418	15%	205,801	15%	214,352	16%	204,151	16%	204,567	17%
Time deposits	173,336	12%	164,472	12%	155,413	12%	130,748	10%	121,243	10%
Total deposits	$1,395,492		$1,372,351		$1,351,029		$1,288,178		$1,228,018

Northrim BanCorp Earns $1.0 Million, or $0.16 per Diluted Share in 1Q20
April 27, 2020
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality
	March 31,	December 31,	March 31,
	2020	2019	2019
Nonaccrual loans	$15,074	$15,356	$19,516
Loans 90 days past due and accruing	—	—	—
Total nonperforming loans	15,074	15,356	19,516
Nonperforming loans guaranteed by government	(1,671)	(1,405)	(1,038)
Net nonperforming loans	13,403	13,951	18,478
Other real estate owned	7,205	7,043	7,043
Repossessed assets	231	231	1,242
Nonperforming purchased receivables	1,818	—	—
Other real estate owned guaranteed by government	(1,279)	(1,279)	(1,279)
Net nonperforming assets	$21,378	$19,946	$25,484
Nonperforming loans / portfolio loans, net of government guarantees	1.24%	1.34%	1.88%
Nonperforming assets / total assets, net of government guarantees	1.26%	1.21%	1.68%

Performing restructured loans	$4,389	$1,448	$3,368
Performing restructured loans guaranteed by government	(2,953)	—	—
Net performing restructured loans	$1,436	$1,448	$3,368
Nonperforming loans plus performing restructured loans, net of government
guarantees	$14,839	$15,399	$21,846
Nonperforming loans plus performing restructured loans / portfolio loans, net of
government guarantees	1.37%	1.48%	2.22%
Nonperforming assets plus performing restructured loans / total assets, net of
government guarantees	1.35%	1.30%	1.90%

Adversely classified loans, net of government guarantees	$17,388	$22,330	$27,080
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.33%	0.15%	0.36%

Allowance for loan losses / portfolio loans	1.94%	1.83%	2.06%
Allowance for loan losses / nonperforming loans, net of government guarantees	157%	137%	109%

Gross loan charge-offs for the quarter	$165	$11	$109
Gross loan recoveries for the quarter	($34)	($112)	($49)
Net loan (recoveries) charge-offs for the quarter	$131	($101)	$60
Net loan (recoveries) charge-offs for the quarter / average loans, for the quarter	0.01%	(0.01)%	0.01%

Northrim BanCorp Earns $1.0 Million, or $0.16 per Diluted Share in 1Q20
April 27, 2020
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
				Writedowns	Transfers to	Transfers to
	Balance at December 31, 2019	Additions this quarter	Payments this quarter	/Charge-offs this quarter	OREO/ REPO	Performing Status this quarter	Sales this quarter	Balance at March 31, 2020
Commercial loans	$9,153	$1,153	($653)	($151)	($162)	$—	$—	$9,340
Commercial real estate	4,665	—	(30)	—	—	—	—	4,635
Construction loans	1,349	—	(434)	—	—	—	—	915
Consumer loans	189	14	(5)	(14)	—	—	—	184
Non-performing loans guaranteed by government	(1,405)	(268)	2	—	—	—	—	(1,671)
Total non-performing loans	13,951	899	(1,120)	(165)	(162)	—	—	13,403
Other real estate owned	7,043	162	—	—	—	—	—	7,205
Repossessed assets	231	—	—	—	—	—	—	231
Nonperforming purchased receivables	—	1,818	—	—	—	—	—	1,818
Other real estate owned guaranteed
by government	(1,279)	—	—	—	—	—	—	(1,279)
Total non-performing assets,
net of government guarantees	$19,946	$2,879	($1,120)	($165)	($162)	$—	$—	$21,378

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Charge-offs:
Support for oil and gas operations	$36	$—	$—	$—	$—
Remediation services	—	—	—	—	89
Retail sales	16	—	22	—	—
Food service contractors	99	—	—	—	—
Excavation and construction	—	—	—	—	20
Health care and social assistance	—	—	—	64	—
Consumer	14	11	7	4	—
Total charge-offs	$165	$11	$29	$68	$109

Northrim BanCorp Earns $1.0 Million, or $0.16 per Diluted Share in 1Q20
April 27, 2020
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	March 31, 2020		December 31, 2019		March 31, 2019
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$68,076	1.37%	$79,076	1.64%	$24,199	2.36%
Portfolio investments	284,068	2.59%	279,841	2.65%	280,419	2.65%
Loans held for sale	50,375	3.51%	68,111	3.76%	31,203	4.52%
Portfolio loans	1,059,023	5.69%	1,027,728	5.94%	988,920	6.04%
Total interest-earning assets	1,461,542	4.82%	1,454,756	4.97%	1,324,741	5.23%
Nonearning assets	174,049		176,871		162,241
Total assets	$1,635,591		$1,631,627		$1,486,982

Liabilities and Shareholders' Equity
Interest-bearing deposits	$925,859	0.64%	$910,402	0.65%	$800,488	0.48%
Borrowings	22,188	2.95%	19,226	3.42%	51,515	1.32%
Total interest-bearing liabilities	948,047	0.70%	929,628	0.70%	852,003	0.53%

Noninterest-bearing demand deposits	433,347		451,384		394,024
Other liabilities	46,231		42,650		31,710
Shareholders' equity	207,966		207,965		209,245
Total liabilities and shareholders' equity	$1,635,591		$1,631,627		$1,486,982
Net spread		4.12%		4.27%		4.70%
NIM		4.32%		4.48%		4.83%
NIMTE*		4.37%		4.52%		4.89%
Average portfolio loans to average
interest-earning assets	72.46%		70.65%		74.65%
Average portfolio loans to average total deposits	77.91%		75.47%		82.79%
Average non-interest deposits to average
total deposits	31.88%		33.15%		32.99%
Average interest-earning assets to average
interest-bearing liabilities	154.16%		156.49%		155.49%

The components of the change in NIMTE* are detailed in the table below:

	1Q20 vs. 4Q19	1Q20 vs. 1Q19
Nonaccrual interest adjustments	(0.04)%	0.03%
Interest rates and loan fees	(0.17)%	(0.46)%
Volume and mix of interest-earning assets and liabilities	0.06%	(0.09)%
Change in NIMTE*	(0.15)%	(0.52)%

Northrim BanCorp Earns $1.0 Million, or $0.16 per Diluted Share in 1Q20
April 27, 2020
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Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	March 31, 2020	December 31, 2019	March 31, 2019
Book value per share	$31.06	$31.58	$30.36
Tangible book value per share*	$28.53	$29.12	$28.01
Total shareholders' equity/total assets	11.69%	12.60%	13.74%
Tangible Common Equity/Tangible Assets*	10.84%	11.73%	12.81%
Tier 1 Capital / Risk Adjusted Assets	13.25%	14.38%	15.60%
Total Capital / Risk Adjusted Assets	14.50%	15.63%	16.86%
Tier 1 Capital / Average Assets	11.93%	12.41%	13.86%
Shares outstanding	6,366,100	6,558,809	6,878,829
Unrealized gain (loss) on AFS debt securities, net of income taxes	$13	$965	($59)
Unrealized gain (loss) on derivatives and hedging activities	($1,718)	($534)	$214

Profitability Ratios
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
For the quarter:
NIM	4.32%	4.48%	4.60%	4.71%	4.83%
NIMTE*	4.37%	4.52%	4.65%	4.77%	4.89%
Efficiency ratio	84.87%	78.79%	72.01%	77.58%	73.23%
Return on average assets	0.25%	1.11%	1.90%	1.12%	1.18%
Return on average equity	2.00%	8.74%	14.45%	8.13%	8.36%

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis ("NIMTE") is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2020 and 2019. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Net interest income	$15,690	$16,410	$16,306	$15,957	$15,769
Divided by average interest-bearing assets	1,461,542	1,454,756	1,406,485	1,358,599	1,324,741
Net interest margin ("NIM")[2]	4.32%	4.48%	4.60%	4.71%	4.83%

Net interest income	$15,690	$16,410	$16,306	$15,957	$15,769
Plus: reduction in tax expense related to
tax-exempt interest income	187	180	163	191	188
	$15,877	$16,590	$16,469	$16,148	$15,957
Divided by average interest-bearing assets	1,461,542	1,454,756	1,406,485	1,358,599	1,324,741
NIMTE[2]	4.37%	4.52%	4.65%	4.77%	4.89%

2Calculated using actual days in the quarter divided by 366 for the quarter ended in 2020 and 365 for quarters ended in 2019.

Northrim BanCorp Earns $1.0 Million, or $0.16 per Diluted Share in 1Q20
April 27, 2020
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*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share.

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019

Total shareholders' equity	$197,723	$207,117	$204,039	$206,338	$208,838
Divided by shares outstanding	6,366	6,559	6,540	6,729	6,879
Book value per share	$31.06	$31.58	$31.20	$30.66	$30.36

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019

Total shareholders' equity	$197,723	$207,117	$204,039	$206,338	$208,838
Less: goodwill and intangible assets	16,082	16,094	16,109	16,124	16,139
	$181,641	$191,023	$187,930	$190,214	$192,699
Divided by shares outstanding	6,366	6,559	6,540	6,729	6,879
Tangible book value per share	$28.53	$29.12	$28.74	$28.27	$28.01

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders' equity to total assets.

Northrim BanCorp, Inc.	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019

Total shareholders' equity	$197,723	$207,117	$204,039	$206,338	$208,838
Total assets	1,691,262	1,643,996	1,616,631	1,552,770	1,520,051
Total shareholders' equity to total assets	11.69%	12.60%	12.62%	13.29%	13.74%

Northrim BanCorp, Inc.	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Total shareholders' equity	$197,723	$207,117	$204,039	$206,338	$208,838
Less: goodwill and other intangible assets, net	16,082	16,094	16,109	16,124	16,139
Tangible common shareholders' equity	$181,641	$191,023	$187,930	$190,214	$192,699

Total assets	$1,691,262	$1,643,996	$1,616,631	$1,552,770	$1,520,051
Less: goodwill and other intangible assets, net	16,082	16,094	16,109	16,124	16,139
Tangible assets	$1,675,180	$1,627,902	$1,600,522	$1,536,646	$1,503,912
Tangible common equity ratio	10.84%	11.73%	11.74%	12.38%	12.81%

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Note Transmitted on GlobeNewswire on April 27, 2020, at 12:15 pm Alaska Standard Time.